Exhibit 99.1
INVESTOR RELATIONS CONTACTS:
          MARLIESE L. SHAW, Vice President, Investor Relations Officer (860) 291-3622 OR
          JOHN T. LUND, Executive Vice President and Chief Financial Officer (860) 291-3626
MEDIA CONTACTS:
          LAURA SOLL, Public Relations (860) 688-4499 or (860) 833-4466 cell OR
          LAURIE A. ROSNER, S.V.P., Marketing Officer (860) 291-3616
Rockville Bank Expands Commercial Banking Division
ROCKVILLE, CONN., September 12, 2011 — William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Bank and Rockville Financial, Inc. (RCKB) has announced the hiring of five new commercial banking professionals all from NewAlliance Bank (now First Niagara). They are:
•	Robert Landfear joins Rockville Bank as Vice President, Commercial Banking Officer. He has 17 years industry experience and 11 years in the Hartford County market. Landfear held a similar position at NewAlliance’s Manchester office. Landfear lives in Glastonbury, Conn. with his family and is an active volunteer in Glastonbury youth athletic leagues as well as being involved in various Hartford area non-profit organizations. Landfear will report to Robert (Bob) Davidson, Rockville Bank’s Vice President and Team Leader for Eastern Connecticut Commercial Banking Team.

•	Michael Kelleher also joins Rockville Bank as Vice President, Commercial Banking Officer with over 20 years of commercial banking experience in Connecticut. He held a similar position at NewAlliance’s Manchester office. Michael lives in Glastonbury, Conn. with his family and is a member and former Director of the Manchester Chamber of Commerce and a former Director of the Manchester Police Activities League. Kelleher will also report to Bob Davidson, Team Leader for Eastern Connecticut Commercial Banking Team.

•	Tom Reid has been named Senior Vice President, Head of the Commercial Real Estate Group for Rockville Bank reporting to Mark Kucia, Rockville Bank’s Executive Vice President and Head of Commercial Banking Division. Reid has 36 years of industry experience in New England and the Mid-Atlantic states and has headed up commercial real estate lending groups for banks since 1989. Reid headed up NewAlliance’s commercial real estate group since 2003. Reid lives in Berlin, Conn. with his family and is a board member of the Berlin Public Building Commission.

•	Joseph Tartaglia joins Rockville as Vice President and Head of the Cash Management Group reporting to Mark Kucia, EVP and Head of Commercial Banking Division. He formerly headed up NewAlliance’s Cash Management. Tartaglia has 20 years of industry experience all in Connecticut. He lives in Bethany, Conn. with his family and is a member of the New Haven Chamber of Commerce.

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•	Kristine Carlson-Koehler joins Rockville Bank as Assistant Vice President, Treasury Services and Cash Management Officer. She has 24 years industry experience, 7 years in treasury services, and was a Cash Management team leader at NewAlliance’s Manchester, Conn. office. She lives in Mansfield Center, Conn. with her family and is currently a member of the Manchester Chamber of Commerce.
In July, Rockville Bank announced a newly formed New Haven County Commercial Banking Office located in Hamden which would be headed up by Stephen (Steve) Villecco as Senior Vice President, Regional Commercial Banking Officer. Villecco formerly headed up Commercial and Industrial Banking for NewAlliance Bank. Steve’s team includes Ray Kostka, Vice President, Senior Commercial Banking Officer, who also joined Rockville Bank from NewAlliance, and Matt Proto, Vice President, Senior Commercial Banking Officer, who joined Rockville Bank from Bank of Southern Connecticut.
“We are thrilled to add such a talented and dedicated group of Connecticut-based commercial banking professionals to the Rockville team. As a group, these eight bankers have 192 years of experience serving business customers in Connecticut and New England,” states Mark A. Kucia, Rockville Bank, Executive Vice President, Commercial Banking Division Head. “At Rockville, we believe value is created when our bankers build, maintain and grow strong relationships with their customers. Therefore, as we expand in Connecticut, we want to become the employer of choice for the best banking talent in Connecticut.”
“For the last five years, Rockville Bank’s commercial banking team has enjoyed excellent asset quality and solid operating performance,” explains William (Bill) H. W. Crawford IV, President and CEO of Rockville Bank. “With today’s announcement, we have now doubled the size of our commercial banking team. This positions us to methodically expand our Connecticut commercial banking market share, deploy capital through organic growth, and continue forward with our mission of being Connecticut’s Best Community Bank. I would like to personally welcome all our new teammates to the Rockville family.”
Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle in Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. A New Haven County Commercial Banking Office is now open and located at 2319 Whitney Avenue in Hamden, Conn. to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.

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This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
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